Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY:
Christine Parker — Director, Investor Relations
(713) 623-0790

SHAREHOLDERS REJECT CORNELL MERGER

Cornell to Remain Stand-Alone Public Company

Houston, TX (January 23, 2007) — Cornell Companies, Inc. (NYSE: CRN) announced that, at a special meeting of its shareholders held earlier today, a proposal to merge with the Veritas Capital Fund III, L.P., was rejected.  As a result of this vote by shareholders, Cornell will continue to operate as a stand-alone publicly-traded entity.

Although the company has not yet announced the timing of its fourth quarter earnings conference call, management intends to use such forum to provide further commentary on the transaction, as well as to discuss any changes to the previously-released 2007 guidance that was made public as a result of the transaction process.

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company (www.cornellcompanies.com) has 78 facilities in 17 states and the District of Columbia with a total service capacity of 18,555.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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